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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-110244) and related Prospectus of Westcorp for the registration of its common stock with a proposed maximum aggregate offering price of $233,194,700 and to the inclusion therein of our report dated January 21, 2003, with respect to the consolidated financial statements of Westcorp for the year ended December 31, 2002 included in its Annual Report on Form 10-K dated March 26, 2003, filed with the Securities Exchange Commission.

                                        /s/ Ernst & Young LLP
                                        ERNST & YOUNG LLP

Los Angeles, California
November 7, 2003